SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Safeway Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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	(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SAFEWAY INC.

5918 Stoneridge Mall Road
Pleasanton, CA 94588-3229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the “Company”), will be held at San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Thursday, May 16, 2002 at 1:30 p.m. for the following purposes:

1.	To elect three directors of the Company to serve for a term of three years and until their successors are elected and have qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 2002;

3.	To consider and vote on five stockholder proposals, if properly presented at the Annual Meeting, which proposals are opposed by the Board of Directors; and

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

      Only stockholders of record at the close of business on March 21, 2002 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting, at the corporate offices of the Company at the address indicated above.

      Whether or not you plan to attend the Annual Meeting in person, in order to ensure your representation, please vote by proxy as promptly as possible. You may vote by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

By Order of the Board of Directors,

ROBERT A. GORDON
Secretary

Pleasanton, California

Dated: April 3, 2002

SAFEWAY INC.

5918 Stoneridge Mall Road
Pleasanton, CA 94588-3229

PROXY STATEMENT

       This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation (“Safeway” or the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Thursday, May 16, 2002, at 1:30 p.m. and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on April 3, 2002.

      Only stockholders of record at the close of business on March 21, 2002 will be entitled to vote at the meeting. At the close of business on March 21, 2002, there were 484,298,068 issued and outstanding shares of Common Stock. A majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. Each outstanding share of Common Stock not in the treasury is entitled to one vote.

      If shares are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy:

(i)	by completing, signing and dating the enclosed proxy and mailing it promptly in the enclosed envelope;

      (ii)  by telephone; or

      (iii) electronically through the Internet.

      Voting By Proxy Card. Each stockholder may vote by proxy by using the proxy card provided to him or her. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

      Voting By Telephone Or Through The Internet. If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, nominee or some other agency that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting (please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems).

      If your shares of Common Stock are held in “street name” for your account, your broker or other nominee will advise you whether you may vote by telephone or through the Internet.

      A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please vote with respect to each in accordance with the procedures described above to complete your representation. All shares represented by each properly completed and unrevoked proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures set forth in this Proxy Statement and the accompanying proxy card will be voted in accordance with your instructions.

      Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker, nominee or some other agency that holds Common Stock for your account in a “street name” capacity which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. In accordance with the Company’s Bylaws, for purposes of determining the outcome of any other proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

      The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock. In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation for a fee of approximately $7,500 plus expenses.

      The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years or less, depending on the class to which the Board has assigned a director not previously elected by the stockholders. If a quorum is present in person or by proxy, the affirmative vote of a plurality of the voting power of the shares represented at the Annual Meeting and entitled to vote will be sufficient to elect directors.

      It is intended that the shares represented by proxies, in the accompanying form, by telephone or through the Internet, will be voted for the election of the three nominees named below unless authority to so vote is withheld. All of the nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

      The Nominating Committee of the Board of Directors recommends the three nominees named below for election as directors. The three directors will be elected to office for a three-year term ending at the Annual Meeting in 2005 and until their successors are elected and have qualified.

      The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, such person’s age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on and the period during which such person has served as a Safeway director.

2002 NOMINEES

      PETER A. MAGOWAN, age 59, has been a member of the Board of Directors since November 26, 1986. He served as Chairman of the Board of Directors from November 26, 1986 to May 12, 1998. Mr. Magowan has been Managing General Partner and President of the San Francisco Giants since 1993. Mr. Magowan is also a director of Caterpillar, Inc. and DaimlerChrysler AG.

      GEORGE R. ROBERTS, age 58, has been a member of the Board of Directors since July 23, 1986. Mr. Roberts is a Founding Partner of Kohlberg Kravis Roberts & Co. (“KKR”) and KKR Associates, L.P. (“KKR Associates”). He is a managing member of the limited liability company which serves as the general partner of KKR. Mr. Roberts is also a director of Accuride Corporation, Alliance Imaging, Inc., Amphenol Corporation, Birch Telecom Inc., Borden, Inc., The Boyd’s Collection, Ltd., DPL, Inc., Evenflo Company Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA Inc., Spalding Holdings Corporation and Willis Group Holdings Ltd.

      REBECCA A. STIRN, age 49, has been a member of the Board of Directors since May 11, 1999 and is currently a business consultant. She was Vice President, Sales and Marketing, North America, of Collagen Aesthetics, Inc. (formerly Collagen Corporation) (“Collagen”), which develops and manufactures biotechnology products, from January 1998 until the sale of Collagen in September 1999, and was Vice President, Global Marketing Strategy, of Collagen from January 1996 to January 1998.

CONTINUING DIRECTORS

      STEVEN A. BURD, age 52, has been a member of the Board of Directors since September 7, 1993 and has served as Chairman of the Board of Directors since May 12, 1998. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. Mr. Burd is also a director of Kohl’s Corporation.

      JAMES H. GREENE, JR., age 51, has been a member of the Board of Directors since December 17, 1987. Mr. Greene is a General Partner of KKR Associates and is a member of the limited liability company which serves as the general partner of KKR. Mr. Greene is also a director of Accuride Corporation, Birch Telecom Inc., Owens-Illinois, Inc. and Shoppers Drug Mart Limited.

      PAUL HAZEN, age 60, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen is currently Chairman of Accel-KKR and senior advisor to KKR. Mr. Hazen retired from Wells Fargo & Co. in April 2001 after serving as Chairman since November 1998. He was Chairman and Chief Executive Officer of Wells Fargo & Co. (bank holding company and national banking association) from January 1995 to November 1998. Mr. Hazen is also a director of E.piphany, Inc., Phelps Dodge Corporation, Xstrata AG, Willis Group Holdings Ltd., KSL Recreation Corp., and is a director and Deputy Chairman of Vodafone Plc.

      HECTOR LEY LOPEZ, age 54, has been a member of the Board of Directors since May 9, 2000. He is the General Director of Casa Ley, S.A. de C.V. (“Casa Ley”), which operates 99 food and general merchandise stores in western Mexico. Safeway has a 49% ownership interest in Casa Ley.

      ROBERT I. MACDONNELL, age 64, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is a General Partner of KKR Associates. He is also a director of Xstrata AG.

      WILLIAM Y. TAUSCHER, age 52, has been a member of the Board of Directors since May 12, 1998 and is currently an investor. Mr. Tauscher was Chief Executive Officer of MainStreet USA Corporation, a marketing and technology e-commerce venture, from January 2000 until July 2000. He was Chairman of the Board of Vanstar Corporation (“Vanstar”), a technology service and networking company, from 1987, and Chief Executive Officer of Vanstar from 1988, until its acquisition by Inacom Corp. in February 1999. He was President of Vanstar from September 1988 to July 1995. Mr. Tauscher is a director of Inacom Corp.

      Mr. MacDonnell and Mr. Roberts are brothers-in-law.

      Messrs. Greene, Hazen and Ley Lopez are in the class of directors whose term will expire in 2003.

      Messrs. Burd, MacDonnell and Tauscher are in the class of directors whose term will expire in 2004.

Beneficial Ownership of Securities

      The following table sets forth certain information regarding the beneficial ownership of Safeway’s outstanding Common Stock as of March 21, 2002 by (i) each of Safeway’s directors and nominees who is a stockholder, (ii) each of the persons listed in the Summary Compensation Table on page 8 who is a stockholder, (iii) all executive officers and directors of Safeway as a group and (iv) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them.

	Number of Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned(1)	of Class(1)

Steven A. Burd(2)(3)	5,878,582	1.2%
James H. Greene, Jr.(4)	364,656	*
Paul Hazen(5)	353,999	*
Hector Ley Lopez(5)	8,216	*
Robert I. MacDonnell(6)(7)	1,357,442	*
Peter A. Magowan(5)	2,173,790	*
George R. Roberts(7)(8)	8,693,154	1.8%
Rebecca A. Stirn(5)	10,395	*
William Y. Tauscher(5)	68,495	*
Vasant M. Prabhu(2)	146,703	*
Richard W. Dreiling(2)	381,051	*
Bruce L. Everette(2)	528,483	*
Larree M. Renda(2)	392,315	*
All executive officers and directors as a group (22 persons)(2)	21,807,490	4.4%
Wellington Management Company, LLP(8)	31,595,029	6.3%

*	Less than 1%

(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes shares issuable upon exercise of stock options as follows: Mr. Burd, 5,422,262; Mr. Prabhu, 120,000; Mr. Dreiling, 372,540; Ms. Renda, 355,000; Mr. Everette, 476,000; and all executive officers and directors as a group, 8,360,387. Does not include shares issuable upon exercise of stock options which are not vested and will not become vested within 60 days after March 21, 2002.

(3)	Does not include 7,790 shares in irrevocable trusts created by Mr. Burd for the benefit of his children, with respect to which trusts Mr. Burd disclaims any beneficial ownership.

(4)	Includes 81,340 shares issuable upon exercise of stock options. Does not include 20,000 shares owned by Mr. Greene’s wife or 12,000 shares held in trust by Mr. Greene’s wife for the benefit of their children, as to which Mr. Greene disclaims any beneficial ownership.

(5)	Includes shares issuable upon exercise of stock options as follows: Mr. Hazen, 3,999; Mr. Ley Lopez, 4,348; Mr. Magowan, 6,938; Ms. Stirn, 6,938; and Mr. Tauscher, 64,028.

(6)	Includes 92,442 shares issuable upon exercise of stock options. Does not include 517,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children (the “MacDonnell Trust”), with respect to which trust Mr. MacDonnell disclaims any beneficial ownership.

(7)	Includes 6,938 shares issuable upon exercise of stock options. Does not include 517,000 shares held by Mr. Roberts as a trustee of the MacDonnell Trust. As co-trustee, Mr. Roberts shares the authority to vote and to dispose of the shares, but has no economic interest in the shares. Does not include 800,000 shares held in an irrevocable trust created by Mr. Roberts for the benefit of his children, with respect to which trust Mr. Roberts disclaims any beneficial ownership.

(8)	All information regarding Wellington Management Company, LLP (“WMC”) is based on information disclosed in a Schedule 13G filed with the SEC on February 12, 2002 by WMC (the “WMC Schedule 13G”). According to the WMC Schedule 13G, WMC, in its capacity as investment adviser, was the beneficial owner of the reported shares as of December 31, 2001. WMC has sole voting power with respect to 24,005,229 of the shares and sole dispositive power with respect to all of the shares. WMC’s address is 75 State Street, Boston, Massachusetts 02109.

Board Meetings, Committees and Compensation

      The Company’s Board of Directors held four regular meetings and two special meetings in fiscal 2001. Each director attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or committee, except for Messrs. Roberts and Ley Lopez, who each attended 67% of the meetings, and Mr. Hazen, who attended 71% of the meetings. The Board of Directors has established the following standing committees: Audit Committee, Compensation and Stock Option Committee, Section 162(m) Committee and Nominating Committee.

      Audit Committee: Paul Hazen, Chair; Rebecca A. Stirn and William Y. Tauscher. As directed by the Board, the functions of the Audit Committee include recommending independent auditors to be employed by the Company; conferring with the independent auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company’s internal auditors; reviewing with the independent and internal auditors the results of their examinations; and recommending changes in financial policies or procedures as suggested by the auditors. All members of the Audit Committee are independent directors as defined by the New York Stock Exchange’s listing standards. During fiscal 2001, the Audit Committee held four meetings. The Board has adopted a written charter for the Audit Committee, a copy of which was attached to the Company’s 2001 proxy statement as Exhibit A. The Audit Committee report is included below.

      Compensation and Stock Option Committee: William Y. Tauscher, Chair; James H. Greene, Jr., Paul Hazen, Robert I. MacDonnell and Rebecca A. Stirn. The functions of the committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation and stock plans; to review direct and indirect compensation matters; and to review management’s compensation actions for executive officers and other key personnel. During fiscal 2001, the Compensation and Stock Option Committee held three meetings.

      Section 162(m) Committee: Rebecca A. Stirn, Chair; Paul Hazen. The functions of the committee are to approve grants of stock options to executive officers; establish performance goals with respect to performance-based compensation for executive officers; certify whether performance goals have been met before performance-based compensation is paid to executive officers; and perform any other action required to be performed by a committee of “outside directors” (pursuant to Section 162(m) of the Internal Revenue Code of 1986), or by a committee of “non-employee directors” (pursuant to Rule 16b-3 under the Securities Exchange Act of 1934). During fiscal 2001, the Section 162(m) Committee did not hold any meetings but took action by unanimous written consent.

      Nominating Committee: Rebecca A. Stirn, Chair; Paul Hazen and William Y. Tauscher. The Nominating Committee was established in 2001. The functions of the committee are to propose nominees for election to the Board of Directors and consider the qualifications of directors. The Nominating Committee will consider nominations of persons for election as directors that are submitted by stockholders in writing in accordance with certain requirements set forth in the Company’s Bylaws. During fiscal 2001, the Nominating Committee held one meeting.

      Director Compensation: Directors who are not employees of the Company or its subsidiaries were paid an annual fee of $40,000 in 2001.

      The 1999 Amended and Restated Equity Participation Plan (the “1999 Equity Plan”) generally provides for the grant to non-employee directors of options to purchase shares of Common Stock of the Company and requires non-employee directors to purchase shares of Common Stock as a condition to membership on the Board. The 1999 Equity Plan provides for the grant of an option to purchase the number of shares of Common Stock equal to $200,000 divided by the Purchase Price (defined as 80% of the fair market value of a share of Common Stock on the date of grant) to (a) each non-employee director serving as of May 11, 1999 (the effective date of the 1999 Equity Plan) who had not already received a grant under the Outside Director Equity Purchase Plan (the “Prior Director Plan”) and (b) each non-employee director initially elected or appointed to the Board after May 11, 1999. The foregoing option grants are conditioned on the purchase by such non-employee directors of shares of Common Stock as set forth in the 1999 Equity Plan.

      Pursuant to the 1999 Equity Plan, each non-employee director also receives an automatic grant of an option to purchase 2,000 shares of Common Stock as of the date of each annual meeting of stockholders occurring after such director’s initial election to the Board. In addition, the 1999 Equity Plan provides that any non-employee director who received an initial grant of stock options under the Prior Director Plan, but had not yet received a grant of stock options after three continuous years of service as provided under the Prior Director Plan, will be granted non-qualified stock options to purchase 100,000 shares of Common Stock after serving on the Board for three continuous years. All director options vest ratably over a three-year term.

      Under the Deferred Compensation Plan for Safeway Directors, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the director’s cash compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). All distributions of a director’s cash or stock credit account are made in cash.

Certain Relationships and Transactions

      Mr. Magowan resigned from his position as Chief Executive Officer of the Company effective April 30, 1993 and from his position as Chairman of the Board of the Company on May 12, 1998. He continues to serve as a director of the Company and commenced receiving an annual director’s fee effective January 1, 1998. Mr. Magowan continues to receive insurance benefits. Upon his retirement from the Company in April 1997, he took retirement benefits in a lump sum amount of $730,300 in accordance with the terms of the Company’s qualified retirement plan and became entitled to receive $488,968 per year from the Company’s non-qualified retirement plan.

      During 2001, the Company sold approximately $13.7 million in products to Casa Ley for resale in Casa Ley’s retail stores. It is anticipated that sales of a similar magnitude will be made in 2002. Mr. Ley Lopez, a member of the Company’s Board of Directors, is the General Director of Casa Ley. Since 1981, Safeway has had a 49% ownership interest in Casa Ley. The remaining 51% is owned by adult members of the Ley family, including Hector Ley Lopez (who individually has a less than 10% equity interest in Casa Ley).

      In September 2000, pursuant to Mr. Prabhu’s employment agreement, the Company loaned Mr. Prabhu $1,000,000 under a promissory note in connection with Mr. Prabhu’s relocation to northern California. The note is secured by Mr. Prabhu’s residence and bears no interest. Twenty percent of the principal amount was repaid on September 1, 2001, 40% is due on April 30, 2003 and 40% is due on September 1, 2004. Since the beginning of fiscal 2001, the largest aggregate amount of indebtedness outstanding for Mr. Prabhu was $1,000,000, and Mr. Prabhu remained indebted to the Company in the amount of $800,000 as of March 21, 2002.

      In May 2000, the Company loaned Mr. Dreiling, Executive Vice President, $500,000 in connection with the purchase and construction of a new residence in northern California. In May 2001, the Company loaned Mr. Dreiling $1,270,000, out of which the original $500,000 loan was paid off. The current note bears no interest and is due in May 2006. Since the beginning of fiscal 2001, the largest aggregate amount of indebtedness outstanding for Mr. Dreiling was $1,270,000, and Mr. Dreiling remained indebted to the Company for this amount as of March 21, 2002.

      In 2000, Mr. Ley Lopez purchased 3,868 shares of Common Stock of the Company pursuant to the 1999 Equity Plan. In connection with such purchase, Mr. Ley Lopez delivered to the Company a full recourse promissory note in the amount of $139,900 which matures in 2010 and bears interest at 8.3% per annum. Such amount (plus accrued interest) represents the largest aggregate amount of indebtedness outstanding since the beginning of fiscal 2001 for Mr. Ley Lopez, and he remained indebted to the Company for this amount (plus accrued interest) as of March 21, 2002.

      In July 1999, the Company entered into a loan agreement with Dick W. Gonzales, Senior Vice President, pursuant to which the Company loaned Mr. Gonzales $400,000 under a promissory note in connection with Mr. Gonzales’ relocation to northern California. The note is secured by Mr. Gonzales’ residence, bears no interest and is due in July 2004. Since the beginning of fiscal 2001, the largest aggregate amount of indebtedness outstanding for Mr. Gonzales was $400,000, and Mr. Gonzales remained indebted to the Company for this amount as of March 21, 2002.

      In June 1998, the Company loaned Bruce L. Everette, Executive Vice President, $650,000. The note is secured by a second deed of trust on his residence, bears no interest and is due in June 2003. The largest aggregate amount of indebtedness outstanding under the note since the beginning of fiscal 2001 was $650,000, and Mr. Everette remained indebted to the Company for this amount as of March 21, 2002.

      See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION for additional relationships and transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms that they file.

      To the Company’s knowledge, based solely on the Company’s review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that for fiscal 2001 all filing requirements applicable to its officers and directors (the Company has no greater-than-ten-percent beneficial owners) were complied with.

Executive Compensation

      Summary Compensation Table. The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 2001, 2000, and 1999 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2001.

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation Awards
		Annual Compensation
						Restricted	Securities
			Bonus		Other Annual	Stock	Underlying
Name and Principal Position	Year	Salary($)	($)(a)		Compensation($)	Awards ($)	Options(#)

		(dollars in thousands)
Steven A. Burd	2001	1,000	1,150		59	—	—
Chairman, President and CEO	2000	870	1,657	(b)	—	—	2,000,000
	1999	750	1,011		—	—	—

Vasant M. Prabhu	2001	517	400		—	—	200,000
Executive Vice President and CFO	2000	154	900	(c)	—	2,000,000 (d)	600,000
	1999	—	—		—	—	—

Richard W. Dreiling	2001	517	400		—	—	—
Executive Vice President	2000	435	524		—	—	—
	1999	291	181		—	—	280,000

Bruce L. Everette	2001	420	464		—	—	50,000
Executive Vice President	2000	362	397		—	—	—
	1999	313	342		—	—	—

Larree M. Renda	2001	517	400		—	—	—
Executive Vice President	2000	435	524		—	—	—
	1999	314	313		—	—	150,000

(a)	Represents cash and stock bonuses earned by the named individual during the fiscal year indicated.

(b)	Includes a retention bonus of $450,000.

(c)	Represents a signing bonus of $325,000, an operating performance bonus of $325,000 and a retention bonus of $250,000.

(d)	Mr. Prabhu was awarded 41,344 shares of restricted stock which vested 25% on December 31, 2000, 25% on January 1, 2001 and 50% on January 1, 2002. Mr. Prabhu has surrendered 14,641 shares to the Company to satisfy tax withholding obligations upon vesting. As of March 21, 2002, Mr. Prabhu held 26,703 of such shares and the value of such shares as of the end of fiscal 2001 was $1,148,496.

      Employment Agreement. Mr. Prabhu is a party to an employment agreement with the Company effective as of August 14, 2000. As contemplated by the agreement, Mr. Prabhu serves as Executive Vice President and Chief Financial Officer of the Company and also as President of E-Commerce Businesses. Under the agreement, the Company has agreed to pay Mr. Prabhu a base salary of $500,000, subject to annual adjustment, and an annual target bonus of 125% of base salary (and in any event not less than $325,000 for services rendered during 2000). In addition, Mr. Prabhu received a signing bonus of $325,000 and a relocation allowance of $25,000 and is eligible to receive retention bonuses equal to $250,000 for services rendered during each of 2000, 2001, 2002 and 2003, provided that Mr. Prabhu remains employed by the Company as of December 30 of the applicable year. Pursuant to the agreement, the Company granted Mr. Prabhu an option to purchase 600,000 shares of Common Stock at an exercise price of $48.375 per share, which option vests ratably over a five year period. Pursuant to the agreement, the Company also granted Mr. Prabhu an option to purchase an additional 200,000 shares of Common Stock, effective December 2001. In addition, the Company awarded Mr. Prabhu 41,344 shares of restricted stock which vested 25% on December 31, 2000, 25% on January 1, 2001 and 50% on January 1, 2002. Mr. Prabhu also received a $1,000,000 interest-free mortgage loan payable 20% on September 1, 2001, 40% on April 30, 2003 and 40% on September 1, 2004. The agreement provides that, in the event Mr. Prabhu’s employment is terminated by the Company without cause or by Mr. Prabhu for good reason, Mr. Prabhu shall be entitled to receive one year’s base salary (during which period his stock options will continue to vest), accelerated vesting of his restricted stock and any remaining unpaid retention bonuses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Greene, Hazen and MacDonnell and Ms. Stirn served as members, and Mr. Tauscher served as Chair, of the Compensation and Stock Option Committee (the “Compensation Committee”) of the Company’s Board of Directors during fiscal 2001. Mr. Hazen served as a member, and Ms. Stirn served as Chair, of the Section 162(m) Committee during fiscal 2001. Mr. Greene was a Vice President and Assistant Secretary of the Company from August 1986 to November 1986. No other member of the Compensation Committee or the Section 162(m) Committee is a current or former officer or employee of the Company or any of its subsidiaries.

      Safeway has a strategic alliance with, and 50% voting interest in, GroceryWorks Holdings, Inc. (“GroceryWorks”), a company that serves as Safeway’s exclusive on-line grocery channel. Accel-KKR Company, LLC owns approximately 3.9% of the equity of GroceryWorks, including an investment of approximately $792,000 made in 2001. The investment was made as part of a refinancing of GroceryWorks concurrently with, and on the same terms as, other investors who are unrelated to Safeway or Accel-KKR. Mr. Hazen is Chairman of Accel-KKR, and is senior adviser to KKR. Mr. Roberts also is a director of Accel-KKR. Messrs. Greene, MacDonnell and Roberts have indirect equity interests in Accel-KKR through indirect interests in the managing member of Accel-KKR which, in the aggregate, represent approximately 2% of the equity of Accel-KKR.

      Pacific Resources Associates, L.P., a Delaware limited partnership (“PRA”), is a company controlled by an affiliate of KKR. Mr. Roberts is a managing member, and Mr. Greene is a member, of the limited liability company that serves as the general partner of KKR. Mr. MacDonnell is a limited partner of KKR. In June 2001, Safeway sold 21 non-operating properties to PRA for an aggregate purchase price of $11,908,254. In July 2001, Safeway sold a non-operating property to PRA for a purchase price of $798,950. The Company believes that the consideration paid by PRA for such properties was at least as favorable as could be obtained from an unrelated third party.

      During fiscal 2001, the Company paid approximately $260,282 in rent to Carmel Valley Partners with respect to a lease for one of the Company’s retail grocery stores. Safeway has operated a grocery store at that location since 1968. Carmel Valley Partners is a general partnership, 80% of which is owned by a subsidiary of Pacific Realty Associates, L.P., which is a partnership controlled by an affiliate of KKR. The Company believes that the rates charged with respect to the foregoing lease were at least as favorable as the rates that could be obtained from unrelated third parties.

      In May 2000, the Company entered into a three-year service agreement with Willis of Arizona, Inc. (“Willis Arizona”), which is a company controlled by an affiliate of KKR. Messrs. Roberts, Greene and MacDonnell are shareholders of the KKR affiliate that controls Willis Arizona. Mr. Roberts and Mr. Hazen are on the board of directors of Willis Group Holdings Ltd., the parent company of Willis Arizona. Under the agreement, Willis Arizona assists the Company in the design of loss control programs and performs other risk management-related services in exchange for a fee. During fiscal 2001, the Company paid Willis Arizona approximately $120,000 in fees pursuant to the agreement. The Company believes that the rates charged with respect to the foregoing service agreement were at least as favorable as the rates that could be obtained from unrelated third parties.

      In 1998, Mr. Tauscher purchased 4,467 shares of Common Stock of the Company pursuant to the 1999 Equity Plan. In connection with such purchase, Mr. Tauscher delivered to the Company a full recourse promissory note in the amount of $133,070, which matures in 2008 and bears interest at 5.75% per annum. Such amount (plus accrued interest) represents the largest aggregate amount of indebtedness outstanding since the beginning of fiscal 2001 for Mr. Tauscher, and he remained indebted to the Company for such amount (plus accrued interest) as of March 21, 2002.

      In 1999, Ms. Stirn purchased 3,457 shares of Common Stock of the Company pursuant to the 1999 Equity Plan. In connection with such purchase, Ms. Stirn delivered to the Company a full recourse promissory note in the amount of $139,900, which matures in 2009 and bears interest at 5.5% per annum. Such amount (plus accrued interest) represents the largest aggregate amount of indebtedness outstanding since the beginning of fiscal 2001 for Ms. Stirn, and she remained indebted to the Company for such amount (plus accrued interest) as of March 21, 2002.

      The following Report of the Compensation Committee and of the Section 162(m) Committee, Report of the Audit Committee and the Stock Performance Graph are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE SECTION 162(m) COMMITTEE

      The Company’s policies with respect to the compensation of executive officers, which policies are approved by the Compensation Committee, are (1) to base a significant portion (up to approximately 55%) of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, (2) to award the Company performance-based portions of compensation only when overall Company performance reaches pre-established levels, and (3) to pay base salaries and, subject to approval by the Section 162(m) Committee, award stock options to executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance, improvement in market value of the Company’s stock and each individual executive officer’s performance.

      The relationship of Company performance to the compensation of executive officers, including the Chief Executive Officer (“CEO”), is as follows.

      The Company undertakes an annual planning process which culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance that are relevant to compensation determinations are identical store sales, operating profit and working capital. No operating performance-based compensation is awarded to executive officers, including the CEO, unless an operating performance threshold based upon target level performance is met. The operating performance threshold can be met only if specific performance thresholds for identical store sales and operating profit are met. The amount of operating performance-based compensation awardable is then increased or decreased depending on the extent to which the working capital threshold is or is not met. If the operating performance threshold is met, operating performance-based compensation of up to 170% of the CEO’s base salary is awarded based upon the extent to which Company performance exceeds the threshold, and executive officers other than the CEO are eligible to receive operating performance-based compensation up to a maximum percentage of each such executive officer’s base salary, which maximum percentage ranges from 50% to 95%. The amount of operating performance-based compensation awarded to such executive officers may be reduced by the CEO and is based on individual, participant-specific performance factors, and the amount of a particular individual’s award cannot exceed the maximum percentage for such individual. The foregoing ranges of percentages of base salary payable to the CEO and other executive officers were established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation.

      Operating performance-based compensation may, at the option of the executive, be paid in cash, in stock, or in a combination of cash and stock. Based on actual operating results in 2001, Company performance did not exceed the threshold of operating performance and, accordingly, operating performance-based compensation was not awarded to the CEO or other executive officers.

      In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are also eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return established at the outset of each new capital investment project. Capital performance is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, compensation of up to 15% (for a total of up to 30%) of the executive officer’s base salary is awarded based upon the extent to which capital performance exceeded the threshold. The foregoing percentage was established at a level intended to emphasize the importance of capital spending to the Company’s business. Based on the results of the measured projects, all of which exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 2001 with respect to measured first and third year projects.

      Base salaries are evaluated annually for all executive officers, including the CEO. Base salaries for executive officers, including the CEO, are based in part on overall financial, strategic and operational Company performance, improvement in market value of the Company’s stock, individual performance and competitive salary levels. Of these factors, the most significance is accorded to overall Company performance and improvement in market value of the Company’s stock, followed by individual performance and competitive salary levels. The determination of whether to make certain one-time payments, such as signing bonuses, including the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose include grocery companies and non-grocery companies. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. All grocery companies whose executive pay practices were surveyed for this purpose are included in the peer group identified in footnote (b) to the Stock Performance Graph set forth elsewhere in this proxy statement, except for those companies whose common stock was not publicly traded for the period covered by the Stock Performance Graph. The Company’s executive salary levels, including with respect to the CEO, generally are at the median of or lower than the executive compensation levels of the companies surveyed.

      Stock option grants are considered periodically by the Section 162(m) Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the individuals named in the Summary Compensation Table. The amounts of stock options granted in any given year, including those granted to executive officers, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to establishment of base salary levels, although less weight is accorded to competitive compensation levels because of the difficulty in making a meaningful comparison with respect to stock options. All stock option grants to executive officers are subject to approval by the Section 162(m) Committee. The Section 162(m) Committee has made one grant of, and may consider granting in the future, restricted stock in order to provide additional longer-term incentives.

      The Compensation Committee and the Section 162(m) Committee believe that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company’s executive officers with the Company’s performance.

      During 1993, the Internal Revenue Code of 1986, as amended (the “Code”), was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any “covered employee” (defined as the CEO and the Company’s other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes “performance-based compensation” is excludable in applying the $1 million limit. It is the Company’s policy to qualify all compensation paid to its top executives, in a manner consistent with the Company’s compensation policies, for deductibility under the 1993 law in order to maximize the Company’s income tax deductions. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

Compensation and Stock Option Committee:	Section 162(m) Committee:
William Y. Tauscher, Chair	Rebecca A. Stirn, Chair
James H. Greene, Jr.	Paul Hazen
Paul Hazen
Robert I. MacDonnell
Rebecca A. Stirn

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Committee are Paul Hazen (Chair), Rebecca A. Stirn and William Y. Tauscher. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent auditors.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

      Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001 filed with the Securities and Exchange Commission.

      Audit Fees. The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 29, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $1,630,000.

      Financial Information Systems Design and Implementation Fees. The aggregate fees billed by Deloitte for services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 29, 2001 were approximately $6,948,000. These fees were incurred in connection with Safeway’s implementation in 2001 and 2002 of new financial systems software. The total fee to Deloitte for the project is estimated to be $11,000,000. Management views this as a one-time project. Deloitte was selected to participate as an advisor for this project because of their experience and technical expertise with the software. The software developer represented to the Company that Deloitte’s information technology group had participated in more complex implementations of the software and had more consultants certified in the software than any other consulting firm. Additionally, management interviewed a number of other purchasers of the software regarding Deloitte & Touche’s capabilities. Based on this information and because the individuals providing these services were completely independent of Deloitte’s audit team, management determined that using Deloitte for these services would be most cost-effective for the Company and would not impair the auditors’ independence.

      All Other Fees. The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 29, 2001 were approximately $3,718,300. Audit related services, which include fees for accounting consultations, services to supplement internal audit activities and work on SEC registration statements, totaled approximately $1,146,900. Non-audit services primarily consist of fees for tax consultations, tax return review, and other tax planning projects and totaled approximately $2,571,400.

      The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal auditors’ independence.

Audit Committee:

Paul Hazen, Chair
Rebecca A. Stirn
William Y. Tauscher

STOCK PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the Company’s cumulative total stockholder return on its Common Stock to that of the S&P 500 and a group of peer companies in the retail grocery industry.

(a)	In prior years, peer 1 group companies were: Albertson’s, Inc., The Great Atlantic & Pacific Tea Company, Inc., The Kroger Co., Safeway and Winn-Dixie Stores, Inc.

(b)	In 2001, Safeway revised its peer group to exclude itself. Thus, peer group 2 consists of Albertson’s, Inc., The Great Atlantic & Pacific Tea Company, Inc., The Kroger Co. and Winn-Dixie Stores, Inc.

OPTION GRANTS IN 2001 FISCAL YEAR

      The following table sets forth information concerning individual grants of stock options made during fiscal 2001 to each of the individuals identified in the Summary Compensation Table. All options were granted under the 1999 Equity Plan.

Individual Grants
Potential Realizable Value
		% of Total			at Assumed Annual Rates
		Options			of Stock Price Appreciation
	Number of Securities	Granted to			for Option Term(b)
	Underlying Options	Employees in	Exercise Price	Expiration
Name	Granted(#)	Fiscal 2001	($/Share)	Date	5%($)	10%($)

Steven A. Burd	—	—	—	—	—	—
Vasant M. Prabhu	200,000 (a)	3.7	$40.65	12/15/11	5,112,913	12,957,126
Richard W. Dreiling	—	—	—	—	—	—
Bruce L. Everette	50,000 (a)	0.9	$45.67	12/5/11	1,436,081	3,639,311
Larree M. Renda	—	—	—	—	—	—

(a)	Options vest at a rate of 20% per year beginning with the anniversary of the date of grant through the fifth anniversary of the date of grant. Upon the occurrence of a Change in Control of the Company, options shall become exercisable as to all shares covered thereby, notwithstanding that such options may not have fully vested at such time. A “Change in Control of the Company” is deemed to have occurred (pursuant to the provisions of the individual stock option agreement) generally when: (i) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 25% or more of the Company’s then-outstanding voting securities; or (ii) as a result of a tender offer or exchange offer for Company securities, or as a result of a proxy contest, merger, consolidation or sale of assets, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election was approved by a vote of at least 2/3 of the continuing board members (the “Continuing Board Members”), cease to constitute a majority of the Board; or (iii)(A) the consummation of a merger or consolidation of the Company with any other corporation, other than that which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the surviving corporation’s then outstanding voting securities, (B) the approval of the Company’s securityholders of a plan of complete liquidation of the Company, or (C) the consummation of a sale of all or substantially all of the Company’s assets. Notwithstanding the foregoing definition, no event described in subparagraph (iii)(A) shall constitute a Change in Control of the Company if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50%, but less than 80%, of the Company’s then outstanding voting securities, and prior to the occurrence of the event, the Continuing Board Members unanimously determine that such event shall not constitute a Change in Control of the Company.

(b)	The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company’s stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

AGGREGATED OPTION EXERCISES DURING 2001

FISCAL YEAR AND 2001 FISCAL YEAR-END OPTION VALUES

      The following table sets forth information concerning exercise of stock options during fiscal 2001 by each of the individuals identified in the Summary Compensation Table and the value of unexercised options at the end of fiscal 2001.

Number of
	Shares		Securities Underlying	Value of Unexercised
	Acquired		Unexercised Options	In-The-Money Options at
	on Exercise	Value Realized	at 2001 Year-End(#)	2001 Year-End($)(b)
Name	(#)	($)(a)	Exercisable/Unexercisable	Exercisable/Unexercisable

Steven A. Burd	—	—	5,422,262 / 2,260,000	$167,001,507 / $330,000
Vasant M. Prabhu	—	—	120,000 / 680,000	$0 / $220,000
Richard W. Dreiling	—	—	350,040 / 351,000	$5,611,588 / $3,608,000
Bruce L. Everette	—	—	461,000 / 175,000	$13,091,147 / $1,997,339
Larree M. Renda	—	—	355,000 / 145,000	$10,154,183 / $1,749,061

(a)	Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.

(b)	Potential unrealized value is (i) the fair market value at fiscal 2001 year-end ($41.75 per share) less the exercise price of “in-the-money” unexercised options multiplied by (ii) the number of shares represented by such options.

Pension Plans

      Pension benefits are provided to the executive officers of the Company under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan (collectively, the “Retirement Plans”). The Retirement Restoration Plan became effective on January 1, 1994. It provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Employee Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The Retirement Restoration Plan also recognizes any compensation deferred under the Company’s Deferred Compensation Plans for purposes of determining such benefits.

      Effective July 1, 1999, the Employee Retirement Plan was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999 equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant’s cash balance until retirement. Investment credits are based on the annual rate of return on 30-year treasury securities.

      The normal retirement age is age 65 in the Retirement Plans, with reduced early retirement benefits available at any time following termination of employment. The normal retirement benefit is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the Employee Retirement Plan) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continue to accrue for a period of seven years from the date of the change.

      For the purposes of the Retirement Plans, compensation-based credits are determined as a percent of compensation which includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. The percentage applied to each year’s compensation increases with years of participation in the Retirement Plans (from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation). Compensation under the cash balance formula for the individuals named in the Summary

Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person.

      The following table illustrates estimated total annual retirement benefits under the Retirement Plans for each of the individuals named in the Summary Compensation table payable as a single life annuity. These estimated benefits are based on an assumed interest credit percentage of 7% and no future increases in compensation under the Retirement Plans.

	Year	Estimated
	Reaching	Annual
Name	Age 65	Benefit

S. A. Burd	2014	$765,722
V. M. Prabhu	2024	341,026
R.W. Dreiling	2018	632,378
B. L. Everette	2016	535,274
L. M. Renda	2023	922,172

PROPOSAL 2

SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP, which has served as independent auditors of the Company since 1987, to conduct an audit, in accordance with generally accepted auditing standards, of the Company’s consolidated financial statements for the 52-week fiscal year ending December 28, 2002. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP. See “Report of the Audit Committee” in this Proxy Statement for further information regarding the Company’s independent auditors.

PROPOSAL 3

STOCKHOLDER PROPOSAL CONCERNING APPROVAL OF “POISON PILLS”

      Mr. Emil Rossi, P.O. Box 249, Boonville, California 95415, who owns 2,232 shares of Common Stock, has notified the Company that he has given proxy authority to Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278-2453, to present for action at the Annual Meeting the following proposal:

      Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

Supporting Statement

      The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

      1) At any time

      2) In a short period of time

      3) Without shareholder approval

Negative Effects of Poison Pills on Shareholder Value

      A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

      Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

Additional Support for this Proposal Topic

•	Pills adversely affect shareholder value.

Power and Accountability, Nell Minow and Robert Monks

       Source: www.thecorporatelibrary.com/power

•	The Council of Institutional Investors

www.cii.org/ciicentral/policies.htm & www.cii.org recommends shareholder approval of all poison pills.

Institutional Investor Support for Shareholder Vote

      Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

Institutional Investor Support is High-Caliber Support

      This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (Percentage based on yes-no votes).

      Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

Shareholder Vote Precedent Set by Other Companies

      In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

68% Vote at a Major Company

      This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information on poison pills, is available at The Corporate Library website: www.thecorporatelibrary.com

At this URL page:

http://asp.thecorporatelibrary.net/ proposals/
FullText.asp?Company ID=10563&Resolution ID=515&Proxy Season=2001

In the interest of shareholder value vote yes:

SHAREHOLDER VOTE ON POISON PILLS
YES ON 3

Board Recommendation

      The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that the action requested in this proposal is unnecessary and ill-advised. The Board has not adopted a “poison pill” (stockholder rights plan), and has no present intention to adopt one. Circumstances could arise in the future where the adoption of such a plan would be an important tool for protecting interests of all Safeway stockholders. If the proposal were enacted, the Board would not have the flexibility to adopt a rights plan without stockholder approval even in response to a hostile bid or an obviously unfair takeover offer. The Board believes that submitting a rights plan for stockholder approval would create unnecessary cost and delay and would be inconsistent with the Board’s legal responsibility to govern the Company. The adoption of a rights plan does not require stockholder approval under the rules of the New York Stock Exchange or Delaware law.

In recommending a vote against the proposal, your Board has not determined to adopt a rights plan. Any such determination would be made only after careful deliberation, in light of all circumstances then prevailing and in the exercise of the Board’s fiduciary duties. Indeed, the Board believes that it has a fiduciary duty to consider any plan whose objective is to preserve and maximize the Company’s value for all stockholders. More than 2,000 companies, including a majority of the companies in the S&P 500 Index, have adopted some type of rights plan.

The economic benefits of a stockholder rights plan to stockholders have been validated in several studies. A 1997 study by Georgeson & Co. found that the premiums paid to acquire companies with rights plans averaged almost eight percentage points higher than premiums paid for companies without such plans. The study also concluded that rights plans did not reduce the likelihood that a company would become a takeover target. Another study by J.P. Morgan Securities in 1997 found that companies with rights plans received a 38% greater premium in takeover situations than companies without rights plans. Thus, evidence suggests that rights plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for stockholders.

Recently, the Division of Corporation Finance of the Securities and Exchange Commission reviewed the same proposal and supporting statement presented here, which also had been submitted to other companies. The statements were challenged under the SEC’s rules that prohibit materially false or misleading statements in proxy materials. The Office of Chief Counsel stated that the proponent must correct inaccurate quotes, include factual support, recast certain statements as his opinion (and not as fact) and delete some of the statements entirely.

The Company disagrees with many of the assertions in the proponent’s supporting statement. A rights plan would not prevent a takeover of a company on terms determined by its board to be fair and equitable to all stockholders. Nor would it insulate management at the expense of shareholders as the proponent states. Safeway’s directors are aware of their fiduciary duties and responsibilities to Safeway stockholders when evaluating the merits of any acquisition proposal. In addition, Safeway believes that stockholder concerns generally about rights plans are mitigated in the case of the Company because Safeway has an independent board comprised of directors who (except for the CEO) are outside directors not employed by Safeway.

      ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this stockholder proposal.

PROPOSAL 4

STOCKHOLDER PROPOSAL CONCERNING AUDIT SERVICES

      The Company has been notified by Financial Investors Trust, 370 Seventeenth Street, Suite 3100, Denver, Colorado 80202-5627, on behalf of the United Association S&P 500 Index Fund, which owns 34,716 shares of Common Stock, that a representative intends to present the following proposal for consideration at the Annual Meeting:

RESOLVED: That the shareholders of Safeway request that the Board of Directors adopt a policy that in the future the firm that is appointed to be the Company’s independent accountants will only provide audit services to the Company and not provide any other services.

Supporting Statement

      The Securities and Exchange Commission passed new proxy statement rules that took effect on February 5, 2001, which require companies to disclose how much they pay their accounting firms for audit services and non-audit services.

      The results have been startling. According to a Wall Street Journal article of April 10, 2001: “The nation’s biggest companies last year paid far more money than previously estimated to their independent accounting firms for services other than auditing, newly disclosed figures show, renewing questions about whether such fees create conflicts of interest for auditing firms. . . . At issue: How objective can an accounting firm be in an audit when it is also making millions of dollars providing the client with other services.”

      That Wall Street Journal article reported that of the 307 S&P 500 companies it had surveyed, the average fees for non-audit services were nearly three times as big as the audit fees. The Company’s 2001 proxy statement revealed that it had paid its independent auditor $1.43 million for audit work and $5.6 million for all other work.

      When the SEC was seeking comments on its accountant disclosure rules, substantial institutional investors urged that auditors should not accept non-audit fees from companies. The California Public Employees’ Retirement System’s General Counsel, Kayla J. Gillan, wrote: “The SEC should consider simplifying its Proposal and drawing a bright-line test: no non-audit services to an audit client.” TIAA-CREF’s Chairman/ CEO John H. Biggs wrote: “. . . independent public audit firms should not be the auditors of any company for which they simultaneously provide other services. It’s that simple.”

      It is respectfully submitted that it would be in the best interests of the Company’s shareholders if the Board of Directors adopts a policy that in the future any firm appointed to be the Company’s independent accountants shall only provide audit services to the Company and not provide any other services.

Board Recommendation

      The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Safeway’s Board of Directors and management recognize, without any reservation, the important role that auditor independence plays in ensuring the integrity of Safeway’s financial statements and protecting the interests of investors. In light of recent events, Safeway has thoroughly reviewed its relationship with its independent auditors, the services they provide and its policies and procedures that are designed to ensure auditor independence.

The Board has the discretion to determine, subject to its fiduciary duties, the best allocation of tasks among accounting (and other) firms, including whether to retain the Company’s auditor to perform non-audit services. This discretion is an essential component of the ability of the Board and the Audit Committee to discharge their responsibilities to the Company and the stockholders. The Board believes that, under certain circumstances, hiring the Company’s independent auditors to perform non-audit services is in the best interests of the Company and its stockholders. Frequently, non-audit services are so integrally related to the audit that retaining the auditor to provide those services results in significant cost savings to the Company and higher quality advice. There are many day-to-day non-audit matters that are closely related to audit services, such as:

•	providing consents that are required to file audited financial statements with the SEC,

•	preparing comfort letters for underwriters in connection with securities offerings,

•	issuing compliance letters to lenders that are required under debt agreements,

•	reporting on compliance under various agreements, such as percentage rent reports under store leases, and

•	responding to SEC staff comments.

Like many companies, Safeway has engaged its auditors as its primary tax adviser due to the auditors’ comprehensive knowledge of the Company’s operations, legal structure and accounting practices. These services include review of income tax returns, assistance with income tax audits, evaluation of tax rate reduction opportunities and assessment of accounting and tax issues in connection with acquisition transactions. Safeway believes that its auditor is the best, and in some cases the only, firm that would be in a position to advise on these types of matters on a timely and cost-effective basis.

Nonetheless, management and the Board are keenly aware of the need to exercise the utmost care in engaging the Company’s auditors to perform non-audit services. The Audit Committee regularly reviews determinations to use the Company’s auditor to perform non-audit services. These determinations are based on an evaluation of whether the auditor’s expertise and knowledge of the Company and its financial systems will lead to high-quality, focused, timely and useful results and whether engaging the auditor is consistent with the goal of maintaining auditor independence. For example, in 2001, the Company engaged Deloitte & Touche to advise the Company in the implementation of new financial systems software. The software developer recommended Deloitte & Touche because of their extensive experience and technical expertise in implementing the software. The software developer represented to the Company that Deloitte had participated in more complex implementations of the software and had more consultants certified in the software than any other consulting firm. Management believes that using Deloitte on this project resulted in timely and cost-effective service without impairing the auditors’ independence.

These determinations are made in the context of the safeguards that are in place to ensure that auditor independence is maintained. First, the Audit Committee consists of three independent directors and operates according to a written charter in compliance with New York Stock Exchange rules. The Audit Committee meets with the independent auditors regarding any disclosed relationships or services that may have an impact on auditor objectivity and independence. The Audit Committee regularly monitors and evaluates the auditors’ performance, the fees paid for all services and the compatibility of the non-audit services with the goal of maintaining auditor independence.

Second, the auditor must comply with professional auditor independence standards and deliver to the Audit Committee annually a written report confirming its independence. Safeway’s independent auditor has internal control procedures to ensure that its audits are conducted in an objective and impartial manner, including the mandatory rotation of the engagement partner, an independent partner review of each audit and periodic review by another major accounting firm of its system of quality control for its auditing practice.

Finally, Safeway seeks stockholder ratification of the Board’s selection of independent auditors each year. The SEC recently adopted rules requiring disclosure concerning the operation of the Audit Committee and the amounts of audit and non-audit fees paid to the Company’s auditors. Thus, stockholders are able to make an informed decision about whether to ratify the independent auditor selected by the Board and recommended by the Audit Committee.

In light of the protective measures in place that are designed to ensure that Safeway’s audit firm is independent, the Board believes there is little benefit to limiting the Board’s power to retain the firms it chooses to provide audit and non-audit services. Safeway believes that the best way to address issues of auditor independence is through vigilant and careful consideration by the Board and Audit Committee of whether the Company’s audit firm should be retained to perform non-audit services, and not through a proposal that would impose a strict prohibition against the auditor providing non-audit services. Safeway believes that the proposal, if adopted, would impede the Board’s ability to exercise its business judgment and could be seriously detrimental to the Company and its stockholders.

      ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS STOCKHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this stockholder proposal.

PROPOSAL 5

STOCKHOLDER PROPOSAL CONCERNING BOARD COMPOSITION

      The Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 1125 Fifteenth Street, N.W., Washington, D.C. 20005, the owner of 62,650 shares of Common Stock, has given notice that it intends to present for action at the Annual Meeting the following proposal:

RESOLVED: that the shareholders of Safeway Inc. (“Company”) request that the Company’s Board of Directors set a goal of establishing a board of directors with at least two-thirds of its members being independent directors. The Board should pursue this goal and transition to an independent Board through its power to nominate candidates to stand for election by shareholders. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

•	Employed by the company or an affiliate in an executive capacity;

•	Employed by a firm that is one of the Company’s paid advisors or consultants;

•	Employed by a significant customer or supplier;

•	Employed by a tax-exempt organization that receives significant contributions from the Company;

•	Paid by the Company pursuant to any personal services contract with the Company;

•	Serving in an executive capacity or as a director of a corporation on which the Company’s chairman or chief executive officer is a board member; or

•	Related to a member of management of the Company.

      Statement of Support: The board of directors plays a critical role in determining a company’s long-term success. A board helps meet the challenge of maximizing long-term corporate value through those roles attributed to it by law and regulation. A board serves as management monitor, working to assemble a well-qualified senior management team. In conjunction with senior management, a board contributes to the development and implementation of a corporation’s competitive strategies, while also serving as the architect of an executive compensation plan that provides necessary incentives and rewards to accomplish long-term corporate success. The board of directors must operate independently of the corporation’s chief executive officer and senior management if it is to fulfill its duty to hire, oversee, compensate, and if necessary replace management. Independence has been referred to as “a director’s greatest virtue.” (Robert Rock, Chair of National Association of Corporate Directors, “Directors and Boards,” Summer edition 1996)

      In order to best fulfill its responsibilities and ensure the corporation’s long-term success, we believe that at least two-thirds of a board’s members should be “independent” directors. Steven Burd is employed by the Company in an executive capacity. Hector Ley Lopez is General Director of Casa Ley. During 2000, the Company sold approximately $6.16 million in products to Casa Ley for resale in its retail stores. Messrs. MacDonnell, Roberts and Greene are partners of KKR Associates. During 2000, the Company paid approximately $286,000 to Carmel Valley Partners to lease one of the Company’s retail grocery stores. Carmel Valley Partners is a general partnership 80% of which is owned by a subsidiary of Pacific Realty Associates, L.P., which is a partnership controlled by an affiliate of KKR.

      We believe an independent board best represents shareholders and urge your support for this resolution.

Board Recommendation

      The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Safeway recognizes the importance of and supports director independence and believes that the current Board members are so qualified under any reasonable standard. This past year, in part to promote Board independence, the Board established a Nominating Committee comprised entirely of outside directors.

The Board of Directors of such a large and diverse company as Safeway needs to reflect a balance of independence, experience and expertise. In maintaining such a balance, Safeway must retain the flexibility to consider as many qualified candidates as possible. Safeway always seeks the best qualified candidates for director based on their talents, experience, knowledge, competence and integrity. In so doing, it is inevitable that experienced and qualified candidates may have professional or business relationships involving the Company in some way. The Board considers such relationships as one of the many factors in evaluating a candidate and makes a determination that any such relationship will not interfere with the director’s independent judgment as a board member.

Only one of our nine directors, Steven Burd, is an employee of the Company. Mr. Burd is the Chairman, President and Chief Executive Officer and is obviously an integral Board member. He brings direct and invaluable knowledge of Safeway’s operations and strategies in the highly competitive food and drug retail industry. In the case of our other outside directors, Safeway believes that the relationships and/or transactions they have with the Company are ordinary course, arm’s length transactions, and none of the directors is financially dependent upon money earned from such transactions.

In Safeway’s view, none of the relationships and/or transactions that directors have with the Company would result in a director being a “significant” customer or supplier. Yet, because the proposal lacks a definition of what is “significant,” if the proposal were adopted, Safeway would be put in the difficult position of assessing whether any transaction, no matter how small, is significant. For example, sales in 2001 to Casa Ley, a grocery chain in Mexico of which Safeway has owned 49% since 1981, represent less than 0.04% of Safeway’s 2001 sales of $34.3 billion. Similarly, the lease transaction referred to relates to one of Safeway’s 1,773 stores and is at a location that Safeway has occupied since 1968. In this Board’s judgment, the standards of independence suggested by the proposal are unduly restrictive, and therefore Safeway believes that the proposal would severely limit the pool of potential Board members and possibly disqualify talented and experienced nominees.

The Company is subject to considerable oversight regarding the independence of its directors. The SEC requires significant public disclosure of all material relationships between the Company and its directors, as well as disclosure as to the independence of members of certain board committees. The NYSE has adopted specific guidelines regarding the qualifications and independence of audit committee members, with which Safeway complies. Additionally, the Board routinely reviews the extent and nature of relationships between the directors and the Company and has the power to appoint committees of independent directors to review any interested-director transactions.

The Board does not believe that this proposal would serve the best interests of the stockholders. It could disqualify many of the best-qualified candidates and would arbitrarily limit the stockholders’ ability to elect the most competent directors. Currently, a director’s independence is based on an analysis of individual circumstances, not a mechanical application of an overly narrow definition of “independent.” Safeway believes that the Board currently meets even the proponent’s narrow definition of “independent.” However, adoption of this proposal would limit the Board’s future flexibility in seeking as directors the most qualified individuals and those most capable of advancing the interests of Safeway and its stockholders.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this stockholder proposal.

PROPOSAL 6

STOCKHOLDER PROPOSAL CONCERNING LONG-TERM STRATEGIC PLAN

      The Laborers’ District Council of Western Pennsylvania Pension Fund, 1109 Fifth Avenue, Pittsburgh, Pennsylvania 15219-6203, the owner of 7,500 shares of Common Stock, has given notice that it intends to present for action at the Annual Meeting the following proposal:

RESOLVED, that the shareowners of Safeway Inc. (“Company”) hereby urge that the Board of Directors prepare a description of the Board’s role in the development and monitoring of the Company’s long-term strategic plan. Specifically, the disclosure should include the following: (1) A description of the Company’s corporate strategy development process, including timelines; (2) an outline of the specific tasks performed by the Board in the strategy development and the compliance monitoring processes, and (3) a description of the mechanisms in place to ensure director access to pertinent information for informed director participation in the strategy development and monitoring processes. This disclosure of the Board’s role in the strategy development process should be disseminated to shareowners through appropriate means, whether it be posted on the Company’s website or sent via a written communication to shareowners.

      Statement of Support: The development of a well-conceived corporate strategy is critical to the long-term success of a corporation. While senior management of our Company is primarily responsible for development of the Company’s strategic plans, in today’s fast-changing environment it is more important than ever that the Board engage actively and continuously in strategic planning and the ongoing assessment of business opportunities and risks. It is vitally important that the individual members of the Board, and the Board as an entity, participate directly and meaningfully in the development and continued assessment of our Company’s strategic plan.

      A recent report by PricewaterhouseCoopers entitled “Corporate Governance and the Board — What Works Best” examined the issue of director involvement in corporate strategy development. The Corporate Governance Report found that chief executives consistently rank strategy as one of their top issues, while a poll of directors showed that board contributions to the strategic planning process are lacking. It states: “Indeed, it is the area most needing improvement. Effective boards play a critical role in the development process, by both ensuring a sound strategic planning process and scrutinizing the plan itself with the rigor required to determine whether it deserves endorsement.”

      The Company’s proxy statement provides biographical background information on each director, indicating his or her compensation, term of office, and board committee responsibilities. While this information is helpful in assessing the general capabilities of individual directors, it provides shareholders no insight into how the directors, individually and as a team, participate in the critically important task of developing the Company’s operating strategy. And while there is no one best process for board involvement in the strategy development and monitoring processes, shareholder disclosure on the Board’s role in strategy development would provide shareholders information with which to better assess the performance of the board in formulating corporate strategy. Further, it would help to promote “best practices” in the area of meaningful board of director involvement in strategy development.

      We urge your support for this important corporate governance reform.

Board Recommendation

      The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Management of the Company and the Board agree completely with the proponent’s premise that a well-conceived corporate strategy developed and monitored with active Board involvement is integral to the Company’s success. While much attention has been focused recently on the role of the Board of Directors in the governance direction of U.S. companies, Safeway believes that its Board currently is, and always has been, very involved in the Company’s strategic planning process.

Safeway’s Board is comprised of experienced professionals, all of whom are aware of their responsibility to oversee and participate in the Company’s corporate strategic development and planning. Each year, management reviews extensively with the Board the Company’s annual plan, including capital and operating goals and strategic initiatives, for the upcoming year. In addition, management regularly reviews with the Board the Company’s progress during the year and apprises it of any material new developments. The Board provides input to management on a regular basis as to significant operational and strategic matters.

As a public company, Safeway is subject to extensive disclosure requirements. Thus, the Company already provides thorough and detailed information about the Company and its operations in its periodic public filings (including management’s discussion and analysis), press releases and announcements, as well as on the Company’s web site — www.safeway.com — which all are easily accessible to its stockholders. Through these avenues, Safeway regularly provides information to the public on its strategic goals, including on matters such as operations, capital spending and acquisitions.

Safeway’s Board of Directors and management have been, and remain, committed to a process of corporate governance that directly involves the Board in the review and approval of strategic plans and long-range objectives before committing the Company to a course of action. However, the proposal’s requirement to prepare and disseminate a detailed description of the development process and tasks would impose an unnecessary and costly burden without providing a commensurate benefit to Safeway’s stockholders. In addition, corporate strategic planning is an ongoing process that evolves to meet changing circumstances in the marketplace. The preparation and dissemination of a description of the Board’s direct participation in this process, as called for by the stockholder proposal, could impede the Company’s ability to respond in a timely manner to rapidly changing conditions. Finally, because Safeway operates in a very competitive environment, a requirement to disclose information about the Company’s strategic plans and significant developments could impair the Company’s ability to preserve proprietary information and, thus, jeopardize its competitive position in the marketplace.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this stockholder proposal.

PROPOSAL 7

STOCKHOLDER PROPOSAL CONCERNING COMPOSITION OF THE

BOARD COMPENSATION COMMITTEE

      The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, the owner of 2,300 shares of Common Stock, has given notice that it intends to present for action at the Annual Meeting the following proposal:

      Executive Compensation Proposal

Resolved, that the shareholders of Safeway Inc. (“Company”) hereby request that the Company’s Board of Directors adopt an Independent Board Compensation Committee Policy that provides for a transition to a Compensation Committee composed entirely of independent directors as Compensation

Committee openings occur. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

•	Employed by the company or an affiliate in an executive capacity;

•	Employed by a firm that is one of the Company’s paid advisors or consultants;

•	Employed by a significant customer or supplier;

•	Employed by a tax-exempt organization that receives significant contributions from the Company;

•	Paid by the Company pursuant to any personal services contract with the Company;

•	Serving in an executive capacity or as a director of a corporation on which the Company’s chairman or chief executive officer is a board member; or

•	Related to a member of management of the Company.

      Statement of Support: The role of a board of director’s executive compensation committee is critically important to the long-term success of the corporation. The executive compensation committee establishes compensation policies and practices that focus senior management on the development and implementation of corporate strategies designed to maximize long-term corporate value.

      Unfortunately, in recent years corporate executive compensation practices and policies have drawn considerable public and shareholder attention for all the wrong reasons. Excessive executive compensation levels highlight the tendency of most compensation programs to provide handsome rewards for ordinary or less than ordinary performance. Current executive compensation plans often present a system of pay for performance, but they lack challenging performance benchmarks by which executives’ performance can be judged.

      In order to ensure the integrity of the executive compensation process and the effectiveness of a corporation’s executive compensation policies and practices, the Board’s Executive Compensation Committee should be composed entirely of directors independent of management. The definition of “independent” director advanced in this resolution will ensure a transition to an Executive Compensation Committee that is completely independent of management and best able to undertake its responsibilities to develop fair and understandable compensation policies and practices that focus management on achieving long-term corporate success.

      At present, the Company’s Compensation Committee includes Robert I. MacDonnell and James H. Greene, Jr. Messrs. MacDonnell and Greene are partners of KKR Associates. During 2000, the Company paid approximately $286,000 to Carmel Valley Partners to lease one of the Company’s retail grocery stores. Carmel Valley Partners is a general partnership 80% of which is owned by a subsidiary of Pacific Realty Associates, L.P., which is a partnership controlled by an affiliate of KKR.

      As long-term shareholders, we urge your support of this important corporate governance reform that we believe will contribute to the Company’s long-term success.

Board Recommendation

      The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors appreciates the critical importance of the role played by the members of the Company’s Compensation and Stock Option Committee (the “Compensation Committee”). The Board, however, believes that this proposal is not the best means of ensuring that this role is performed properly. While committee members who make executive compensation decisions must be free from bias, they also must have the experience and business knowledge necessary to make informed decisions and form realistic assessments of an executive’s performance.

The Board has established the Section 162(m) Committee, all of the members of which satisfy the standards of independence under the rules of both the Securities and Exchange Commission and the

Internal Revenue Service. The Section 162(m) Committee has exclusive responsibility for many important compensation decisions, including stock options and other equity-based compensation awards to the Company’s top executives. In the case of the other members of the Compensation Committee itself, none of the members is an employee of the Company nor, in the opinion of the Board, involved in any transactions that would compromise his or her ability to exercise independent judgment with respect to the Company’s compensation policies.

The proposal would place restrictions on membership of the Compensation Committee that go far beyond the limitations established by existing laws and regulations. Safeway believes the proposal’s definition of “independence” is vague and unworkable. In the Board’s judgment, the standards of independence suggested by the proposal are unduly restrictive when applied to a large, complex business like Safeway’s and would deprive the Committee of expert independent judgment.

The proposal uses a number of undefined terms that make it difficult to apply to real-life situations with any degree of certainty. For example, the lease transaction referred to relates to one of Safeway’s 1,773 stores and is at a location that Safeway has occupied since 1968. Yet, because the proposal lacks a definition of what is “significant,” if the proposal were adopted, Safeway would be put in the difficult position of assessing whether any transaction, no matter how small, is significant.

The Board believes that the existing committees that set executive compensation meet the intent of the proposal and, if adopted, the proposal would unreasonably exclude a broad range of current and future directors from service on the Compensation Committee.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this stockholder proposal.

GENERAL

Stockholder Proposals

      Stockholder proposals for inclusion in the 2003 Proxy Statement must be received at the Company’s principal executive offices on or before December 4, 2002. In addition, all stockholder proposals for inclusion in the 2003 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days’ notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth certain information specified in the Company’s Bylaws.

Annual Report

      The Company’s Annual Report to Stockholders for the fiscal year ended December 29, 2001 is being mailed to all stockholders of record with this Proxy Statement.

By Order of the Board of Directors,

ROBERT A. GORDON
Secretary

Dated: April 3, 2002

Printed on recycled paper

PROXY

SAFEWAY INC.
PROXY — For the Annual Meeting-May 16, 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Meeting and Proxy Statement dated April 3, 2002, appoints Steven A. Burd and Robert A. Gordon, and each or any of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Thursday, May 16, 2002, at 1:30 p.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM (1), “FOR” THE PROPOSAL DESCRIBED IN ITEM (2) AND “AGAINST” THE STOCKHOLDER PROPOSALS DESCRIBED IN ITEMS (3), (4), (5), (6) AND (7), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FOLD AND DETACH HERE

8283
X	Please mark your votes as in this example.

The Board of Directors recommends a vote “FOR” proposals 1 and 2 and “AGAINST” stockholder proposals 3, 4, 5, 6 and 7.

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN
1. Election of			2. Appointment of Deloitte
Directors			& Touche LLP as
independent auditors
for fiscal year 2002.
For, except vote withheld for
the following nominee(s):

Nominees:
01. Peter A. Magowan
02. George R. Roberts
03. Rebecca A. Stim

				FOR	AGAINST	ABSTAIN
3. Stockholder proposal on “poison pills”.

4. Stockholder proposal on audit services.

5. Stockholder proposal on Board independence.

6. Stockholder proposal on long-term strategic plan.

7. Stockholder proposal on Compensation Committee independence.

8. In accordance with thejudgments of the proxies, upon such other business asmay properly come before themeeting and at any and all adjournments thereof.

SIGNATURE(S)___________________________________________________DATE __________	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	MARK HERE IF YOU WOULD LIKE TO ACCESS FUTURE PROXY STATEMENTS AND ANNUAL REPORTS ELECTRONICALLY
Please sign exactly as name appears hereon. Joint owners should each sign. The full name or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.

FOLD AND DETACH HERE

Your vote is important. You may vote the shares held in this account in any one of the following three ways:

•	Vote by mail. Complete, date, sign and mail your proxy card (above) in the enclosed postage-paid envelope.

•	Vote by phone. Call toll-free, 1-877-779-8683 24 hours a day, 7 days a week from the U.S. and Canada to vote your proxy.

•	Vote by internet. Access the Web site at http://www.eproxyvote.com/swy 24 hours a day, 7 days a week.

If you vote by phone or via the internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above, just below the perforation, and your social security number are necessary to verify your vote. A phone or internet vote authorizes the named proxies in the same manner as if you marked, signed and returned this proxy card.

If you vote by phone or vote using the internet, there is no need for you to mail back your proxy card.

THANK YOU FOR VOTING

Safeway Inc.

To Participants in the

Safeway 401(k) Plan
Safeway 401(k) Savings Plan
The Vons Companies, Inc. Pharmacists’ 401(k) Plan
Randall’s Food Markets, Inc. ESOP/401(k) Savings Plan
Genuardi’s Family Markets, L.P. Retirement Savings Plan
The Dominick’s Finer Foods, Inc. 401(k) Retirement Plan for Union Employees

         As a participant (or a beneficiary with an account) in any of the 401(k) plans listed above, you have the right to direct the appropriate 401(k) Plan Trustee to vote the shares of Safeway Inc. Common Stock held in your 401(k) Plan account through your investment in the 401(k) Plan’s Company Stock Fund. The vote will take place at the Annual Meeting of Stockholders of Safeway Inc. to be held on May 16, 2002. For your information, an Annual Report, Proxy Statement and proxy card are enclosed.

         To direct the 401(k) Plan Trustee as to how to vote your 401(k) Plan shares, you may vote by completing and returning the enclosed proxy card, or you may vote by telephone or electronically through the Internet. If you use the proxy card, a postage-paid return envelope is enclosed for your use in returning your completed, signed and dated proxy card.

         Your votes are transmitted to the 401(k) Plan Trustee as your voting directions. The 401(k) Plan Trustee will hold your voting directions in confidence and will not divulge or release specific information regarding your instructions to any person, including officers or employees of Safeway or its subsidiaries, except to the extent required by law.

         If you also own shares of Safeway Common Stock, that are held of record in your name outside a 401(k) Plan (such as shares you purchased through the Employee Stock Purchase Plan), your vote will apply to both the shares held in your 401(k) Plan account as well as those shares you own outside the 401(k) Plan that are held in your name.

         If your completed proxy is not received by May 10, 2002, the 401(k) Plan Administrator will direct the 401(k) Plan Trustee as to how to vote only the shares of Common Stock held in your 401(k) Plan account. However, the 401(k) Plan Trustee will not vote any shares that you own outside the 401(k) Plan (such as shares you purchased through the Employee Stock Purchase Plan).